Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: David A. Garrison
Website: http://www.arthrt.com	(978) 345-5000

May 11, 2005

ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES RESULTS FOR FIRST QUARTER 2005

Fitchburg, MA

        Arrhythmia Research Technology, Inc. (the “Company”) (AMEX: HRT) and its wholly owned subsidiary Micron Products, Inc. (“Micron”) reported total revenue of $3,108,000 and net income of $429,000 for the quarter ended March 31, 2005 compared to total revenue of $2,152,000 and net income of $318,000 for the same quarter of 2004. Net income per share for the three months ended March 31, 2005 increased to $.16 per share from $.12 per share for the same period in 2004.

        Total revenue increased by 44% in the quarter ending March 31, 2005 as compared to the same period in 2004. Net income increased by 35% and earnings per share increased by 33% for the quarter ending March 31, 2005 over the same period in 2004.

        James E. Rouse, the Company’s President and CEO commented, “We continue to see positive results from Micron’s increasing sales of medical sensors and specialty injection molded products for the industrial market. The growth in sales revenue, income before taxes and net income were achieved despite lower than expected results from Micron’s New England Molders (NEM) division. As a result, we took steps in late February to accelerate the consolidation of NEM operations, administration, sales and customer service into those of Micron. The synergies produced immediate positive results as March’s productivity, sales and profits were up significantly over January and February for the NEM division. We expect to see continued benefits as further integration and consolidation takes place.”

        The Company, through Micron, manufacturers silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS, and TENS electrodes. Micron’s NEM division manufactures custom injection molded products for medical, electronic, industrial and consumer applications. The Company’s products also include proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias.

        Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include: interruptions or cancellation of existing contracts, impact of competitive products and pricing, product demand and market acceptance, risks, the presence of competitors with greater financial resources than the Company, product development and commercialization risks, changing economic conditions in developing countries, and an inability to arrange additional debt or equity financing. More information about factors that potentially could affect the Company’s financial results is included in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2004.